Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tourmaline Bio, Inc. (formerly Talaris Therapeutics, Inc.) on Form S-8 of our report dated June 9, 2023, relating to the financial statements of Tourmaline Bio, Inc. (now known as Tourmaline Sub, Inc.), appearing in the definitive proxy statement filed by Talaris Therapeutics, Inc. with the Securities and Exchange Commission on September 15, 2023 which is incorporated by reference in the Form 8-K dated October 20, 2023 which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

October 19, 2023